EXHIBIT 1













                           AGREEMENT AND PLAN OF MERGER

                                      AMONG

                     PEOPLES HERITAGE FINANCIAL GROUP, INC.,

                            FIRST COASTAL BANKS, INC.

                                       AND

                        BANK OF NEW HAMPSHIRE CORPORATION

                          DATED AS OF OCTOBER 25, 1995







                            AGREEMENT AND PLAN OF MERGER
                                 TABLE OF CONTENTS


                                                                     Page

         ARTICLE I    DEFINITIONS..................................    3


         ARTICLE II   THE MERGER AND THE BANK MERGER...............    8

              2.1     The Merger...................................    8
              2.2     Effective Time; Closing......................    9
              2.3     Treatment of Capital Stock...................   10
              2.4     Shareholder Rights; Stock Transfers..........   10
              2.5     Dissenting Shares............................   10
              2.6     Fractional Shares............................   11
              2.7     Exchange Procedures..........................   11
              2.8     Anti-Dilution Provisions.....................   13
              2.9     Additional Actions...........................   13
              2.10    The Bank Merger..............................   13


         ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY   14

              3.1     Capital Structure............................   14
              3.2     Organization, Standing and Authority
                        of the Company.............................   14
              3.3     Ownership of the Bank........................   15
              3.4     Organization, Standing and Authority
                        of the Bank................................   15
              3.5     Authorized and Effective Agreement...........   16
              3.6     Securities Documents and Regulatory Reports..   17
              3.7     Financial Statements.........................   18
              3.8     Material Adverse Change......................   19
              3.9     Environmental Matters........................   19
              3.10    Tax Matters..................................   20
              3.11    Legal Proceedings............................   21
              3.12    Compliance with Laws.........................   21
              3.13    Certain Information..........................   22
              3.14    Employee Benefit Plans.......................   22
              3.15    Certain Contracts............................   24
              3.16    Brokers and Finders..........................   25
              3.17    Insurance....................................   25
              3.18    Properties...................................   25
              3.19    Labor........................................   26
              3.20    Required Vote................................   26
              3.21    Accounting for the Merger; Reorganization....   27
              3.22    Disclosures..................................   27









         ARTICLE IV   REPRESENTATIONS AND WARRANTIES
                        OF THE ACQUIROR............................   27

              4.1     Capital Structure............................   27
              4.2     Organization, Standing and Authority of
                        the Acquiror...............................   28
              4.3     Ownership of the Acquiror Subsidiaries.......   28
              4.4     Organization, Standing and Authority of the
                        Acquiror Subsidiaries......................   29
              4.5     Authorized and Effective Agreement...........   29
              4.6     Securities Documents and Regulatory
                        Reports....................................   31
              4.7     Financial Statements.........................   31
              4.8     Material Adverse Change......................   32
              4.9     Environmental Matters........................   33
              4.10    Tax Matters..................................   33
              4.11    Legal Proceedings............................   34
              4.12    Compliance with Laws.........................   34
              4.13    Certain Information..........................   35
              4.14    Employee Benefit Plans.......................   35
              4.15    Certain Contracts............................   37
              4.16    Brokers and Finders..........................   37
              4.17    Insurance....................................   37
              4.18    Properties...................................   38
              4.19    Labor........................................   38
              4.20    Required Vote; Acquiror Rights Agreement.....   39
              4.21    Accounting for the Merger; Reorganization....   39
              4.22    Disclosures..................................   39


         ARTICLE V    COVENANTS....................................   39

              5.1     Reasonable Best Efforts......................   39
              5.2     Shareholder Meetings.........................   40
              5.3     Regulatory Matters...........................   40
              5.4     Investigation and Confidentiality............   41
              5.5     Press Releases...............................   42
              5.6     Business of the Parties......................   43
              5.7     Current Information..........................   48
              5.8     Indemnification; Insurance...................   48
              5.9     Certain Directors and Officers...............   50
              5.10    Benefit Plans and Arrangements...............   50
              5.11    Accountants' Letters.........................   51
              5.12    Certain Policies; Integration................   51
              5.13    Restrictions on Resale.......................   52
              5.14    Disclosure Supplements.......................   53
              5.15    Failure to Fulfill Conditions................   53











         ARTICLE VI   CONDITIONS PRECEDENT.........................   53

              6.1     Conditions Precedent - The Acquiror,
                        the Acquiror Sub and the Company...........   53
              6.2     Conditions Precedent - The Company...........   55
              6.3     Conditions Precedent - The Acquiror
                        and the Acquiror Sub.......................   56


         ARTICLE VII  TERMINATION, WAIVER AND AMENDMENT............   57

              7.1     Termination..................................   57
              7.2     Effect of Termination........................   59
              7.3     Survival of Representations, Warranties
                        and Covenants..............................   59
              7.4     Waiver.......................................   60
              7.5     Amendment or Supplement......................   60


         ARTICLE VIII MISCELLANEOUS................................   60

              8.1     Expenses.....................................   60
              8.2     Entire Agreement.............................   61
              8.3     No Assignment................................   61
              8.4     Notices......................................   61
              8.5     Alternative Structure........................   62
              8.6     Interpretation...............................   63
              8.7     Counterparts.................................   63
              8.8     Governing Law................................   63


         Exhibit A    Form of Company Stock Option Agreement
         Exhibit B    Form of Company Stockholder Agreement
         Exhibit C    Form of Acquiror Stock Option Agreement
         Exhibit D    Form of Company Affiliate Letter
         Exhibit E    Form of Acquiror Affiliate Letter
         Exhibit F    Matters to be covered by Opinion(s) of
                        Counsel to the Acquiror
         Exhibit G    Matters to be covered by Opinion(s) of
                        Counsel to the Company


















                           AGREEMENT AND PLAN OF MERGER


                   Agreement and Plan of Merger (the "Agreement"), dated as of October 25, 1995, by and among Peoples Heritage Financial Group, Inc. (the "Acquiror"), a Maine corporation, First Coastal Banks, Inc. (the "Acquiror Sub"), a New Hampshire cor-poration and a wholly-owned subsidiary of the Acquiror, and Bank of New Hampshire Corporation (the "Company"), a New Hamp-shire corporation.

                               W I T N E S S E T H:

                   WHEREAS, the Boards of Directors of the Acquiror and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transactions provided for herein, in-cluding the merger of the Acquiror Sub with and into the Com-pany, subject to the terms and conditions set forth herein; and

                   WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and cov-enants in connection with the transactions contemplated hereby; and

                   WHEREAS, as a condition and inducement to the Acquiror's willingness to enter into this Agreement, (i) the Company is concurrently entering into a Stock Option Agreement with the Acquiror (the "Company Stock Option Agreement"), in substantially the form attached hereto as Exhibit A, pursuant to which the Company is granting to the Acquiror the option to purchase shares of Company Common Stock (as defined herein) under certain circumstances and (ii) certain stockholders of the Company are concurrently entering into a Stockholder Agree-ment with the Acquiror (the "Company Stockholder Agreement"), in substantially the form attached hereto as Exhibit B, pursu-ant to which, among other things, such stockholders agree to vote their shares of Company Common Stock in favor of this Agreement and the transactions contemplated hereby;

                   WHEREAS, as a condition and inducement to the Company's willingness to enter into this Agreement, the Ac-quiror is concurrently entering into a Stock Option Agreement with the Company (the "Acquiror Stock Option Agreement"), in substantially the form attached hereto as Exhibit C, pursuant to which the Acquiror is granting to the Company the option to purchase shares of Acquiror Common Stock (as defined herein) under certain circumstances;







                   NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto do hereby agree as follows:
























































                                    ARTICLE I

                                   DEFINITIONS

                   The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

                   "Acquiror Common Stock" shall mean the common stock, par value $.01 per share, of the Acquiror and, unless the con-text otherwise requires, related Acquiror Rights.

                   "Acquiror Employee Plans" shall have the meaning set forth in Section 4.14(a) hereof.

                   "Acquiror Employee Stock Benefit Plans" shall mean the following employee benefit plans of the Acquiror: 1986 Stock Option and Stock Appreciation Rights Plan, 1986 Employee Stock Purchase Plan, Thrift Incentive Plan, Profit Sharing Em-ployee Stock Ownership Plan, Restricted Stock Plan for Non-Employee Directors, 1995 Stock Option Plan for Non-Employee Directors and Dividend Reinvestment Plan.

                   "Acquiror Financial Statements" shall mean (i) the consolidated statements of financial condition (including re-lated notes and schedules, if any) of the Acquiror as of Decem-ber 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows (including re-lated notes and schedules, if any) of the Acquiror for each of the three years ended December 31, 1994, 1993 and 1992 as filed by the Acquiror in its Securities Documents, and (ii) the con-solidated statements of financial condition of the Acquiror (including related notes and schedules, if any) and the con-solidated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Acquiror included in the Securities Documents filed by the Acquiror with respect to the quarterly and annual periods ended subsequent to December 31, 1994.

                   "Acquiror Maine Bank" shall mean Peoples Heritage Savings Bank, a Maine-chartered savings bank and a wholly-owned subsidiary of the Acquiror.

                   "Acquiror New Hampshire Bank" shall mean The First National Bank of Portsmouth, a national bank and a wholly-owned subsidiary of the Acquiror Sub.

                   "Acquiror Preferred Stock" shall mean the shares of preferred stock, par value $.01 per share, of the Acquiror.











                   "Acquiror Rights" shall mean the rights attached to shares of Common Stock pursuant to the Acquiror Rights Agree-ment.

                   "Acquiror Rights Agreement" shall mean the Stock-holder Rights Agreement, dated as of September 12, 1989, be-tween Acquiror and Mellon Securities Trust Company, in its ca-pacity as Rights Agent.

                   "Articles of Merger" shall have the meaning set forth in Section 2.2 hereof.

                   "Bank" shall mean Bank of New Hampshire, a New
         Hampshire-chartered commercial bank and a wholly-owned subsid-iary of the Company.

                   "Bank Commissioner" shall mean the Bank Commissioner of the State of New Hampshire.

                   "Bank Merger" shall have the meaning set forth in
         Section 2.10 hereof.

                   "Bank Merger Agreement" shall have the meaning set forth in Section 2.10 hereof.

                   "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

                   "BIF" means the Bank Insurance Fund administered by the FDIC or any successor thereto.

                   "Code" shall mean the Internal Revenue Code of 1986, as amended.

                   "Commission" shall mean the Securities and Exchange
         Commission.

                   "Company Common Stock" shall mean the common stock, no par value with a stated value of $2.50 per share, of the Company.

                   "Company Employee Plans" shall have the meaning set forth in Section 3.14(a) hereof.

                   "Company Financial Statements" shall mean (i) the consolidated statements of financial condition (including re-lated notes and schedules, if any) of the Company as of Decem-ber 31, 1994, 1993 and 1992 and the consolidated statements of operations, shareholders' equity and cash flows (including re-lated notes and schedules, if any) of the Company for each of









         the three years ended December 31, 1994, 1993 and 1992 as filed by the Company in its Securities Documents, and (ii) the con-solidated statements of financial condition of the Company (in-cluding related notes and schedules, if any) and the consoli-dated statements of operations, shareholders' equity and cash flows (including related notes and schedules, if any) of the Company included in the Securities Documents filed by the Com-pany with respect to the quarterly and annual periods ended subsequent to December 31, 1994.

                   "Company Preferred Stock" shall mean the shares of preferred stock, no par value per share, of the Company.

                   "Dissenting Shares" shall have the meaning set forth in Section 2.5 hereof.

                   "Effective Time" shall mean the date and time speci-fied pursuant to Section 2.2 hereof as the effective time of the Merger.

                   "Environmental Claim" means any written notice from any Governmental Entity or third party alleging potential li-ability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Ma-terials of Environmental Concern.

                   "Environmental Laws" means any federal, state or lo-cal law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, de-cree, injunction or agreement with any governmental entity re-lating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water va-por, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natu-ral resource), and/or (2) the use, storage, recycling, treat-ment, generation, transportation, processing, handling, label-ing, production, release or disposal of Materials of Environ-ment Concern. The term Environmental Law includes without limitation (1) the Comprehensive Environmental Response, Com-pensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C.
         Section 9601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq; and all









         comparable state and local laws, and (2) any common law (in-cluding without limitation common law that may impose strict liability) that may impose liability or obligations for inju-ries or damages due to, or threatened as a result of, the pres-ence of or exposure to any Materials of Environmental Concern.

                   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                   "Exchange Ratio" shall have the meaning set forth in
         Section 2.3 hereof.

                   "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

                   "FDIC" shall mean the Federal Deposit Insurance Cor-poration or any successor thereto.

                   "FHLB" shall mean Federal Home Loan Bank.

                   "Form S-4" shall mean the registration statement on Form S-4 (or on any successor or other appropriate form) to be filed by the Acquiror in connection with the issuance of shares of Acquiror Common Stock pursuant to the Merger, including the Proxy Statement which forms a part thereof, as amended and supplemented.

                   "FRB" means the Board of Governors of the Federal Reserve System or any successor thereto.

                   "Governmental Entity" shall mean any federal or state court, administrative agency or commission or other governmen-tal authority or instrumentality.

                   "Material Adverse Effect" shall mean, with respect to the Acquiror or the Company, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of the Acquiror and its Subsidiaries taken as whole and the Company and the Bank taken as a whole, respectively, or (ii) materially impairs the ability of the Company, the Bank, the Acquiror, the Acquiror Sub or the Ac-quiror New Hampshire Bank to consummate the transactions con-templated by this Agreement and the Bank Merger Agreement, pro-vided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws and regula-tions or interpretations thereof that are generally applicable










         to the banking or savings industries (including without limita-tion prospective changes which result in assessments of all institutions with SAIF-insured deposits which are intended to recapitalize the SAIF), (b) changes in generally accepted ac-counting principles that are generally applicable to the bank-ing or savings industries, (c) expenses incurred in connection with the transactions contemplated hereby and (d) the actions contemplated by Section 5.12 hereof.

                   "Materials of Environmental Concern" means pollut-ants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under En-vironmental Laws.

                   "Merger" shall mean the merger of the Acquiror Sub with and into the Company pursuant to the terms hereof.

                   "MRSA" shall mean the Maine Revised Statutes An-notated.

                   "NASD" shall mean the National Association of Securi-ties Dealers, Inc.

                   "NHBCA" shall mean the New Hampshire Business Corpo-ration Act.

                   "NHBTCI" shall mean the New Hampshire Board of Trust Company Incorporation.

                   "OCC" shall mean the Office of the Comptroller of the Currency of the U.S. Department of the Treasury, or any succes-sor thereto.

                   "PBGC" shall mean the Pension Benefit Guaranty Corpo-ration, or any successor thereto.

                   "Previously Disclosed" shall mean disclosed (i) in a letter dated the date hereof delivered from the disclosing party to the other party specifically referring to the ap-propriate section of this Agreement and describing in reason-able detail the matters contained therein, or (ii) a letter dated after the date hereof from the disclosing party specifi-cally referring to this Agreement and describing in reasonable detail the matters contained therein and delivered by the other party pursuant to Section 5.14 hereof.

                   "Proxy Statement" shall mean the joint prospectus/ proxy statement contained in the Form S-4, as amended or supplemented, and to be delivered to shareholders of the Ac-quiror and the Company in connection with the solicitation of









         their approval of this Agreement and the transactions contem-plated hereby.

                   "Rights" shall mean warrants, options, rights, con-vertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

                   "SAIF" means the Savings Association Insurance Fund administered by the FDIC or any successor thereto.

                   "Securities Act" shall mean the Securities Act of 1933, as amended.

                   "Securities Documents" shall mean all reports, offer-ing circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

                   "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust In-denture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

                   "Subsidiary" and "Significant Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the Commission.

                   "Superintendent" shall mean the Superintendent of the Bureau of Banking of the State of Maine.

                   Other terms used herein are defined in the preamble and elsewhere in this Agreement.


                                    ARTICLE II

                          THE MERGER AND THE BANK MERGER

         2.1  The Merger

                   (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 hereof), the Acquiror Sub shall be merged with and into the Company (the "Merger") in accordance with the applicable provi-sions of the NHBCA. The Company shall be the surviving corpo-ration (hereinafter sometimes called the "Surviving Corpora-tion") of the Merger, and shall continue its corporate exist-ence under the laws of the State of New Hampshire. The name of









         the Surviving Corporation shall continue to be "Bank of New Hampshire Corporation." Upon consummation of the Merger, the separate corporate existence of the Acquiror Sub shall termi-nate.

                   (b) From and after the Effective Time, the Merger shall have the effects set forth in Section 293-A:11.06 of the NHBCA.

                   (c) The Articles of Agreement and Bylaws of the Com-pany, as in effect immediately prior to the Effective Time, shall be the Articles of Agreement and Bylaws of the Surviving Corporation, respectively, until altered, amended or repealed in accordance with their terms and applicable law.

                   (d) Upon consummation of the Merger, (i) the direc-tors of the Surviving Corporation shall include (x) Davis P. Thurber, Paul R. Shea and seven of the directors of the Company immediately prior to the Effective Time designated by the Com-pany and who are willing to so serve and (y) up to seven of the directors of the Acquiror Sub immediately prior to the Effec-tive Time designated by the Acquiror and the Acquiror Sub and who are willing to so serve, (ii) the executive officers of the Surviving Corporation shall be the executive officers of the Company immediately prior to the Effective Time, except that Paul R. Shea shall be President and Chief Executive Officer of the Surviving Corporation and Norman E. Bilodeau shall be Ex-ecutive Vice President of the Surviving Corporation, and (iii) Davis P. Thurber shall be Chairman of the Board of the Surviv-ing Corporation. Directors and officers of the Surviving Cor-poration shall serve for such terms as are specified in the Articles of Agreement and Bylaws of the Surviving Corporation.

         2.2  Effective Time; Closing

                   The Merger shall become effective upon the occurrence of the filing of articles of merger (the "Articles of Merger") with the Secretary of State of the State of New Hampshire pur-suant to the NHBCA, unless a later date and time is specified as the effective time in such Articles of Merger (the "Effec-tive Time"). A closing (the "Closing") shall take place im-mediately prior to the Effective Time at 10:00 a.m., Eastern Time, on the fifth business day following the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the principal executive offices of the Acquiror in Portland, Maine, or at such other place, at such other time, or on such other date as the parties may mutually agree upon. At









         the Closing, there shall be delivered to the Acquiror and the Company the opinions, certificates and other documents required to be delivered under Article VI hereof.

         2.3  Treatment of Capital Stock

                   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and with-out any action on the part of any shareholder:

                   (a) each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding;

                   (b) each share of Acquiror Sub common stock issued and outstanding immediately prior to the Effective Time shall become and be converted into one share of Company Common Stock and shall remain issued and outstanding; and

                   (c) subject to Sections 2.5 and 2.6 hereof, each share of Company Common Stock issued and outstanding im-mediately prior to the Effective Time (other than shares held by the Acquiror or any of its Subsidiaries other than in a fi-duciary capacity that are beneficially owned by third parties or as a result of debts previously contracted, which shall be cancelled and retired) shall become and be converted into the right to receive two shares of Acquiror Common Stock (subject to possible adjustment as set forth in Sections 2.8 and 7.1(f) hereof, the "Exchange Ratio").

         2.4  Shareholder Rights; Stock Transfers

                   Except as provided for in Section 2.5 hereof, at the Effective Time, holders of Company Common Stock shall cease to be and shall have no rights as shareholders of the Company, other than to receive the consideration provided under this
         Article II. After the Effective Time, there shall be no trans-fers on the stock transfers books of the Company or the Surviv-ing Corporation of shares of Company Common Stock.

         2.5  Dissenting Shares

                   Each outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the NHBCA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Ac-quiror Common Stock hereunder, and the holder thereof shall be entitled only to such rights as are granted by the NHBCA. The Company shall give the Acquiror prompt notice upon receipt by









         the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the NHBCA (any shareholder duly making such demand being here-inafter called a "Dissenting Shareholder"). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder's shares of Company Common Stock shall be converted into the right to receive Acquiror Common Stock in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Sur-viving Corporation.

         2.6  Fractional Shares

                   Notwithstanding any other provision hereof, no frac-tional shares of Acquiror Common Stock shall be issued to hold-ers of Company Common Stock. In lieu thereof, each holder of shares of Company Common Stock entitled to a fraction of a share of Acquiror Common Stock shall, at the time of surrender of the certificate or certificates representing such holder's shares, receive an amount of cash (without interest) equal to the product arrived at by multiplying such fraction of a share of Acquiror Common Stock by the closing price of the Acquiror Common Stock on the Nasdaq Stock Market's National Market on the business day preceding the Effective Time, as reported in The Wall Street Journal, or if not reported therein, in another authoritative source, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share interest.

         2.7  Exchange Procedures

                   (a) At or after the Effective Time, each holder of a certificate or certificates theretofore evidencing issued and outstanding shares of Company Common Stock, upon surrender of the same to an agent, duly appointed by the Acquiror ("Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Acquiror Common Stock into which the shares of Com-pany Common Stock theretofore represented by the certificate or certificates so surrendered shall have been converted as pro-vided in Section 2.3(c) hereof. As promptly as practicable after the Effective Time (and in no event later than the fifth business day following the Effective Time), the Exchange Agent shall mail to each holder of record of an outstanding certifi-cate which immediately prior to the Effective Time evidenced shares of Company Common Stock, and which is to be exchanged for Acquiror Common Stock as provided in Section 2.3 hereof, a










         form of letter of transmittal (which shall specify that deliv-ery shall be effected, and risk of loss and title to such cer-tificate shall pass, only upon delivery of such certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for sur-rendering to the Exchange Agent such certificate in exchange for a certificate or certificates evidencing Acquiror Common Stock or cash in lieu of any fractional share. Notwithstanding anything in this Agreement to the contrary, certificates repre-senting Company Common Stock surrendered for exchange by any Affiliate of the Company (as defined in Section 5.13(a) hereof) shall not be exchanged for certificates representing shares of Acquiror Common Stock in accordance with the terms of this Agreement until the Acquiror has received a written agreement from such person as specified in Section 5.13(b).

                   (b) No holder of a certificate theretofore repre-senting shares of Company Common Stock shall be entitled to receive any dividends in respect of the Acquiror Common Stock into which such shares shall have been converted by virtue of the Merger until the certificate representing such shares is surrendered in exchange for a certificate or certificates rep-resenting shares of Acquiror Common Stock. In the event that dividends are declared and paid by the Acquiror in respect of Acquiror Common Stock after the Effective Time but prior to any holder's surrender of certificates representing shares of Com-pany Common Stock, dividends payable to such holder in respect of shares of Acquiror Common Stock not then issued shall accrue (without interest). Any such dividends shall be paid (without interest) upon surrender of the certificates representing such shares of Company Common Stock. The Acquiror shall be en-titled, after the Effective Time, to treat certificates repre-senting shares of Company Common Stock as evidencing ownership of the number of full shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such certificates shall have been converted pursuant to this Agree-ment, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

                   (c) The Acquiror shall not be obligated to deliver a certificate or certificates representing shares of Acquiror Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the certificate or certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.7, or, in default thereof, an appropriate af-fidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by the Ac-quiror. If any certificate evidencing shares of Acquiror Com-mon Stock is to be issued in a name other than that in which









         the certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issu-ance of a certificate for shares of Acquiror Common Stock in any name other than that of the registered holder of the cer-tificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

         2.8  Anti-Dilution Provisions

                   If, between the date hereof and the Effective Time, the shares of Acquiror Common Stock shall be changed into a different number or class of shares by reason of any reclas-sification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly. Nothing contained herein shall be deemed to permit any action which may be proscribed by this Agreement.

         2.9  Additional Actions

                   If, at any time after the Effective Time, the Surviv-ing Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Acquiror Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) other-wise carry out the purposes of this Agreement, the Acquiror Sub and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assign-ments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Acquiror Sub or other-wise to take any and all such action.

         2.10  The Bank Merger

                   The Acquiror and the Company shall take all action necessary and appropriate, including causing the entering into









         of a merger agreement by the Bank and the Acquiror New Hamp-shire Bank (the "Bank Merger Agreement"), to cause the Acquiror New Hampshire Bank to merge with and into the Bank (the "Bank Merger") immediately after consummation of the Merger in ac-cordance with the applicable laws of the State of New Hampshire and the United States. The Bank shall be the surviving corpo-ration in the Bank Merger, and shall continue its corporate existence under the name "Bank of New Hampshire" under the laws of the State of New Hampshire as a direct wholly-owned subsid-iary of the Company and an indirect wholly-owned subsidiary of the Acquiror. Upon consummation of the Bank Merger, the sepa-rate corporate existence of the Acquiror New Hampshire Bank shall cease. The directors and executive officers of the Bank upon consummation of the Bank Merger shall be as set forth in the Bank Merger Agreement.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                   The Company represents and warrants to the Acquiror that, except as Previously Disclosed:

         3.1  Capital Structure

                   The authorized capital stock of the Company consists of 6,000,000 shares of Company Common Stock and 500,000 shares of Company Preferred Stock. As of the date hereof, there are 4,064,156 shares of Company Common Stock issued and outstand-ing, no shares of Company Common Stock are directly or indi-rectly held by the Company as treasury stock and no shares of Company Preferred Stock are issued and outstanding. All out-standing shares of Company Common Stock have been duly autho-rized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company Common Stock has been issued in violation of the preemptive rights of any per-son, firm or entity. Except by virtue of the Company Stock Op-tion Agreement, there are no Rights authorized, issued or out-standing with respect to the capital stock of the Company.

         3.2  Organization, Standing and Authority of the Company

                   The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of









         its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Com-pany. The Company is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. The Company has heretofore delivered to the Acquiror true and com-plete copies of the Articles of Agreement and Bylaws of the Company as in effect as of the date hereof.

         3.3  Ownership of the Bank

                   The only direct or indirect Subsidiary of the Company is the Bank. Except for capital stock of the Bank, securities and other interests held in a fiduciary capacity and benefi-cially owned by third parties or taken in consideration of debts previously contracted and by virtue of the Acquiror Stock Option Agreement, the Company does not own or have the right to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corpo-ration, bank, savings association, partnership, joint venture or other organization. The outstanding shares of capital stock of the Bank have been duly authorized and validly issued, are fully paid and nonassessable, and are directly owned by the Company free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or out-standing with respect to the capital stock of the Bank and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such capi-tal stock.

         3.4  Organization, Standing and Authority of the Bank

                   The Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The Bank (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing in each juris-diction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Com-pany. The deposit accounts of the Bank are insured by the BIF to the maximum extent permitted by the FDIA, and the Bank has paid all premiums and assessments required by the FDIA and the regulations thereunder. The Company has heretofore delivered or made available to the Acquiror true and complete copies of the Certificate of Incorporation and Bylaws of the Bank as in effect as of the date hereof.









         3.5  Authorized and Effective Agreement

                   (a) The Company has all requisite corporate power and authority to enter into this Agreement and (subject to re-ceipt of all necessary governmental approvals and the approval of the Company's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transac-tions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except for the approval of this Agreement by the Company's shareholders. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Acquiror and the Acquiror Sub, constitutes a legal, valid and binding obli-gation of the Company which is enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general eq-uity principles.

                   (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compli-ance by the Company with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Agreement or Bylaws of the Company or the equivalent documents of the Bank, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or ac-celeration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or the Bank pursuant to, any material note, bond, mort-gage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or the Bank is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regula-tion applicable to the Company or the Bank.

                   (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the FDIC, the OCC, the NHBTCI, the Bank Commissioner and the Superintendent, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with ap-plicable state securities or "blue sky" laws and the NASD By-laws in connection with the issuance of Acquiror Common Stock









         pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the Acquiror, (v) the filing of Articles of Merger with the Secretary of State of New Hampshire pursuant to the NHBCA in connection with the Merger and (vi) the filing of a certificate issued by the Bank Commissioner approving the Bank Merger with the Secretary of State of New Hampshire, and except for such filings, authorizations or approvals which are Previously Dis-closed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are neces-sary on the part of the Company or the Bank in connection with
         (i) the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contem-plated hereby and (ii) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

                   (d) As of the date hereof, neither the Company nor the Bank is aware of any reasons relating to the Company or the Bank (including without limitation Community Reinvestment Act compliance) why all consents and approvals shall not be pro-cured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement as shall be neces-sary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (ii) the con-tinuation by the Acquiror after the Effective Time of the busi-ness of each of the Acquiror and the Company as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Company, could have a Material Adverse Effect on the Acquiror or the Company or materially impair the value of the Company and the Bank to the Acquiror.

         3.6  Securities Documents and Regulatory Reports

                   (a) Since January 1, 1993, the Company has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respects with the Securities Laws and did not con-tain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circum-stances under which they were made, not misleading.

                   (b) Since January 1, 1993, each of the Company and the Bank has duly filed with the FRB, the FDIC and the Bank Commissioner, as the case may be, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and ac-curate and in compliance with the requirements of applicable









         laws and regulations. In connection with the most recent ex-aminations of the Company and the Bank by the FRB, the FDIC or the Bank Commissioner, neither the Company nor the Bank was required to correct or change any action, procedure or proceed-ing which the Company or the Bank believes has not been cor-rected or changed as required.

         3.7  Financial Statements

                   (a) The Company has previously delivered or made available to the Acquiror accurate and complete copies of the Company Financial Statements which, in the case of the consoli-dated statements of financial condition of the Company as of December 31, 1994, 1993 and 1992 and the consolidated state-ments of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1994, 1993 and 1992, are accompanied by the audit reports of Ernst & Young LLP, in-dependent public accountants with respect to the Company. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Sec-tion 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Com-pany as of the respective dates set forth therein, and the con-solidated results of operations, shareholders' equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

                   (b) Each of the Company Financial Statements re-ferred to in Section 3.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted account-ing principles consistently applied during the periods in-volved, except as stated therein. The audits of the Company and the Company Subsidiaries have been conducted in all mate-rial respects in accordance with generally accepted auditing standards. The books and records of the Company and the Com-pany Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, as-sets, liabilities and affairs of the Company and the Bank.

                   (c) Except and to the extent (i) reflected, dis-closed or provided for in the consolidated statement of finan-cial condition of the Company as of June 30, 1995 (including related notes) and (ii) of liabilities incurred since June 30, 1995 in the ordinary course of business, neither the Company nor the Bank has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of the Company on a consoli-dated basis.









         3.8  Material Adverse Change

                   Since June 30, 1995, (i) the Company and the Bank have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connec-tion with this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

         3.9  Environmental Matters

                   (a) To the best of the Company's knowledge, the Com-pany and the Bank are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor the Bank has received any communication alleging that the Company or the Bank is not in such compliance and, to the best knowledge of the Company, there are no present circumstances that would pre-vent or interfere with the continuation of such compliance.

                   (b) To the best of the Company's knowledge, none of the properties owned, leased or operated by the Company or the Bank has been or is in violation of or liable under any Envi-ronmental Law, except any such violations or liabilities which would not singly or in the aggregate have a Material Adverse Effect on the Company.

                   (c) To the best of the Company's knowledge, there are no past or present actions, activities, circumstances, con-ditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or the Bank or against any person or entity whose liability for any Environmental Claim the Company or the Bank has or may have retained or assumed either contractually or by operation of law, except such which would not have a Material Adverse Effect on the Company.

                   (d) Except as Previously Disclosed, the Company has not conducted any environmental studies during the past five years with respect to any properties owned by it or the Bank as of the date hereof or which secure loans of the Bank as of the date hereof.













         3.10  Tax Matters

                   (a) The Company and the Bank have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not re-quired to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Effective Time. Neither the Company nor the Bank will have any material liability for any such taxes in excess of the amounts so paid or reserves or ac-cruals so established.

                   (b) All federal, state and local (and, if ap-plicable, foreign) income, franchise, bank, excise, real prop-erty, personal property and other tax returns filed by the Com-pany and the Bank are complete and accurate in all material respects. Neither the Company nor the Bank is delinquent in the payment of any tax, assessment or governmental charge, and except as Previously Disclosed neither of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, the federal, state and local income tax returns of the Company and the Bank have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any tax, as-sessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or the Bank as a result of such examinations or otherwise which have not been settled and paid. There are currently no agreements in effect with respect to the Company or the Bank to extend the period of limitations for the assessment or collection of any tax. As of the date hereof, no audit, examination or defi-ciency or refund litigation with respect to such return is pending or, to the best of the Company's knowledge, threatened.

                   (c) Except as Previously Disclosed, none of the Com-pany or the Bank (i) is a party to any agreement providing for the allocation or sharing of taxes, (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or the Bank (nor does the Company have any









         knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

         3.11  Legal Proceedings

                   There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Company, threatened against the Company or the Bank or against any asset, interest or right of the Com-pany or the Bank, or against any officer, director or employee of any of them that in any such case, if decided adversely, would have a Material Adverse Effect on the Company. Neither the Company nor the Bank is a party to any order, judgment or decree which has or could reasonably be expected to have a Ma-terial Adverse Effect on the Company.

         3.12  Compliance with Laws

                   (a) Each of the Company and the Bank has all per-mits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regula-tory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Ad-verse Effect on the Company; all such permits, licenses, cer-tificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Company, no sus-pension or cancellation of any of the same is threatened.

                   (b) Neither the Company nor the Bank is in violation of its respective Articles of Agreement, Certificate of Incor-poration or Bylaws, or of any applicable federal, state or lo-cal law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (in-cluding, without limitation, all banking (including without limitation all regulatory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordi-nances, orders, rules and regulations), or in default with re-spect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on the Company; and neither the Company nor the Bank has re-ceived any notice or communication from any federal, state or local governmental authority asserting that the Company or the










         Bank is in violation of any of the foregoing which could rea-sonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor the Bank is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written com-mitment (other than those of general applicability to all banks or bank holding companies issued by governmental authorities), and neither of them has received any written communication re-questing that it enter into any of the foregoing.

         3.13  Certain Information

                   None of the information relating to the Company and the Bank supplied or to be supplied for inclusion or incorpora-tion by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the state-ments therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Company and the Acquiror and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement relates, will contain any untrue statement of a mate-rial fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Company to its shareholders in connection with the meeting of shareholders at which this Agreement will be considered by such shareholders will comply as to form in all material respects with the Ex-change Act and the rules and regulations promulgated thereun-der.

         3.14  Employee Benefit Plans

                   (a) The Company has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, quali-fied pension or profit-sharing plans, any deferred compensa-tion, consultant, bonus or group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Company or the Bank (the "Company Employee Plans"), and the Company has previously furnished or made available to the Ac-quiror accurate and complete copies of the same together with
         (i) the most recent actuarial and financial reports prepared with respect to any qualified plans, (ii) the most recent an-nual reports filed with any governmental agency, and (iii) all










         rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

                   (b) None of the Company, the Bank, any pension plan maintained by either of them and qualified under Section 401 of the Code or, to the best of the Company's knowledge, any fidu-ciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with respect to any em-ployees of the Company or the Bank. To the best of the Company's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

                   (c) Neither the Company nor the Bank participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

                   (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Company Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Company's knowledge, is threatened to be revoked and the Company does not know of any ground on which such revocation may be based. Neither the Com-pany nor the Bank has any liability under any such plan that is not reflected on the consolidated statement of financial condi-tion of the Company at June 30, 1995 included in the Company Financial Statements, other than liabilities incurred in the ordinary course of business in connection therewith subsequent to the date thereof.

                   (e) To the best of the Company's knowledge, no pro-hibited transaction (which shall mean any transaction prohib-ited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposi-tion, directly or indirectly, of a material excise tax under
         Section 4975 of the Code or otherwise have a Material Adverse Effect on the Company.

                   (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all con-tributions which are required for periods after the date hereof










         and prior to the Effective Time, under the terms of each Com-pany Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Com-pany Pension Plan, and there is no "unfunded current liability" (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

                   (g) To the best of the Company's knowledge, the Com-pany Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

                   (h) There are no pending or, to the best knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof.

         3.15  Certain Contracts

                   (a) Except as Previously Disclosed, neither the Com-pany nor the Bank is a party to, is bound or affected by, re-ceives, or is obligated to pay, benefits under (i) any agree-ment, arrangement or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or the Bank (other than de-posits, federal funds purchased and securities sold under agreements to repurchase) or the guarantee by the Company or the Bank of any obligation, (ii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the Company or the Bank, (iii) any agreement, arrangement or understanding pursu-ant to which any payment (whether of severance pay or other-wise) became or may become due to any director, officer or em-ployee of the Company or the Bank upon execution of this Agree-ment or upon or following consummation of the transactions con-templated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding pursuant to which the Company or the Bank is obligated to indemnify any director, officer, employee or agent of the Company or the Bank; (v) any agreement, arrangement or understanding to which the Company or the Bank is a party or by which any of the same is bound which limits the freedom of the Company or the Bank to compete in any











         line of business or with any person, (vi) any assistance agree-ment, supervisory agreement, memorandum of understanding, con-sent order, cease and desist order or condition of any regula-tory order or decree with or by the FRB, the FDIC, the Bank Commissioner or any other regulatory agency, or (vii) any other agreement, arrangement or understanding which would be required to be filed as an exhibit to the Company's Annual Report on Form 10-K under the Exchange Act and which has not been so filed.

                   (b) Neither the Company nor the Bank is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Adverse Effect on the Company, under any contract, agreement, commitment, arrange-ment, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         3.16  Brokers and Finders

                   Except as Previously Disclosed, neither the Company nor the Bank, nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in con-nection with the transactions contemplated hereby.

         3.17  Insurance

                   Each of the Company and the Bank is insured for rea-sonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, cus-tomarily be insured and has maintained all insurance required by applicable laws and regulations.

         3.18  Properties

                   All real and personal property owned by the Company or the Bank or presently used by either of them in its respec-tive business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on the business of the Company and the Bank in the ordinary course of business consistent with their past practices. The Company has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemp-tion under applicable foreclosure laws) to all of the material









         properties and assets, real and personal, reflected on the con-solidated statement of financial condition of the Company as of June 30, 1995 included in the Company Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and en-cumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Company as of June 30, 1995 included in the Company Financial Statements. All real and personal property which is material to the Company's business on a con-solidated basis and leased or licensed by the Company or the Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

         3.19  Labor

                   No work stoppage involving the Company or the Bank is pending or, to the best knowledge of the Company, threatened. Neither the Company nor the Bank is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving the employees of the Com-pany or the Bank which could have a Material Adverse Effect on the Company. Employees of the Company and the Bank are not represented by any labor union nor are any collective bargain-ing agreements otherwise in effect with respect to such employ-ees, and to the best of the Company's knowledge, there have been no efforts to unionize or organize any employees of the Company or the Bank during the past five years.

         3.20  Required Vote

                   (a) The affirmative vote of the holders of a major-ity of the issued and outstanding shares of Company Common Stock is necessary to approve this Agreement and the transac-tions contemplated hereby on behalf of the Company (assuming the accuracy of the representation and warranty of the Acquiror contained in the second sentence of Section 4.3 hereof).

                   (b) A majority of the Continuing Directors (as de-fined in the Articles of Agreement of the Company) has approved the Merger and this Agreement such that the provisions of Ar-ticle VII of the Articles of Agreement of the Company requiring the approval of certain transactions by the affirmative vote of holders representing two-thirds of the capital stock of the Company shall be inapplicable to this Agreement and the trans-actions contemplated hereby.










         3.21  Accounting for the Merger; Reorganization

                   As of the date hereof, neither the Company nor the Bank has any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under generally accepted accounting principles or (ii) as a reorgani-zation under Section 368(a) of the Code.

         3.22  Disclosures

                   None of the representations and warranties of the Company or any of the written information or documents fur-nished or to be furnished by the Company to the Acquiror in connection with or pursuant to this Agreement or the consumma-tion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.


                                    ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

                   The Acquiror represents and warrants to the Company that, except as Previously Disclosed:

         4.1  Capital Structure

                   The authorized capital stock of the Acquiror consists of 30,000,000 shares of Acquiror Common Stock and 5,000,000 shares of Acquiror Preferred Stock. As of September 30, 1995, there were 16,918,120 shares of Acquiror Common Stock issued and outstanding, 550,100 shares of Acquiror Common Stock were held as treasury stock and not outstanding and there were no shares of Acquiror Preferred Stock issued and outstanding. All outstanding shares of Acquiror Common Stock have been duly au-thorized and validly issued and are fully paid and nonassess-able, and none of the outstanding shares of Acquiror Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of the Acquiror, except for (i) shares of Ac-quiror Common Stock issuable pursuant to the Acquiror Employee Stock Benefit Plans, now or hereafter, (ii) shares of Acquiror Common Stock issuable pursuant to the Acquiror Rights Agreement and (iii) by virtue of this Agreement and the Acquiror Stock Option Agreement.










         4.2  Organization, Standing and Authority of the Acquiror

                   The Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted and is duly licensed or qualified to do busi-ness and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Acquiror. The Ac-quiror is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. The Acquiror has heretofore delivered to the Company true and complete cop-ies of the Articles of Incorporation and Bylaws of the Acquiror as in effect as of the date hereof.

         4.3  Ownership of the Acquiror Subsidiaries

                   The Acquiror has Previously Disclosed each direct or indirect Acquiror Subsidiary, and identified Acquiror Sub, Ac-quiror Maine Bank and Acquiror New Hampshire Bank as its only Significant Subsidiaries. Except for capital stock of the Ac-quiror Subsidiaries, stock in the FHLB of Boston and the Fed-eral Reserve Bank of Boston, securities and other interests held in a fiduciary capacity or taken in consideration of debts previously contracted and by virtue of this Agreement and the Company Stock Option Agreement, the Acquiror does not own or have the right to acquire, directly or indirectly, any out-standing capital stock or other voting securities or ownership interests of any corporation, bank, savings association, part-nership, joint venture or other organization. The outstanding shares of capital stock of each of the Acquiror Subsidiaries which is a Significant Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable (except as otherwise provided with respect to the capital stock of the Acquiror Maine Bank and the Acquiror New Hampshire Bank by the MRSA and the National Bank Act, respectively) and are directly or indirectly owned by the Acquiror free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Acquiror Subsidiary which is a Significant Subsidiary and there are no agreements, understandings or commitments relating to the right of the Ac-quiror to vote or to dispose of said shares or other ownership interests.











         4.4  Organization, Standing and Authority of the Acquiror
              Subsidiaries

                   Each Acquiror Subsidiary which is a Significant Sub-sidiary is a corporation duly organized, validly existing and in good standing under the laws of the United States or the laws of the jurisdiction in which it is organized, as ap-plicable. Each of the Acquiror Subsidiaries which is a Sig-nificant Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or quali-fied to do business and is in good standing in each jurisdic-tion in which its ownership or leasing of property or the con-duct of its business requires such qualification and where the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect on the Acquiror. The deposit accounts of each Acquiror Subsidiary which is an insured de-pository institution under the FDIA are insured by either the BIF or, in the case of certain deposits of each such institu-tion, the SAIF to the maximum extent permitted by the FDIA, and each such entity has paid all premiums and assessments required by the FDIA and the regulations thereunder. The Acquiror has heretofore delivered or made available to the Company true and complete copies of the Articles of Incorporation and Bylaws of it, Acquiror Sub and Acquiror New Hampshire Bank.

         4.5  Authorized and Effective Agreement

                   (a) Each of the Acquiror and the Acquiror Sub has all requisite corporate power and authority to enter into this Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Acquiror's shareholders of this Agreement) to perform all of its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Acquiror and the Acquiror Sub, except for the approval of this Agreement by the Acquiror's shareholders. This Agreement has been duly and val-idly executed and delivered by the Acquiror and the Acquiror Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Acquiror and the Acquiror Sub which is enforceable against the Acquiror in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                   (b) Neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated









         hereby (including the Merger and the Bank Merger), nor compli-ance by the Acquiror and the Acquiror Sub with any of the pro-visions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Acquiror, Acquiror Sub or Acquiror New Hampshire Bank, (ii) except as Previously Disclosed, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or ac-celeration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Acquiror, Acquiror Sub or Acquiror New Hampshire Bank pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obliga-tion to which the Acquiror, Acquiror Sub or Acquiror New Hamp-shire Bank is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approv-als, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Acquiror, Acquiror Sub or Ac-quiror New Hampshire Bank.

                   (c) Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the FRB, the FDIC, the OCC, the NHBTCI, the Bank Commissioner and the Superintendent, (ii) the filing and effectiveness of the Form S-4 with the Commission, (iii) compliance with ap-plicable state securities or "blue sky" laws and the NASD By-laws in connection with the issuance of Acquiror Common Stock pursuant to this Agreement, (iv) the approval of this Agreement by the requisite vote of the shareholders of the Company and the Acquiror, (v) the filing of Articles of Merger with the Secretary of State of New Hampshire pursuant to the NHBCA in connection with the Merger and (vi) the filing of a certificate issued by the Bank Commissioner approving the Bank Merger with the Secretary of State of New Hampshire, and except for such filings, authorizations or approvals as are Previously Dis-closed, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are neces-sary on the part of the Acquiror, the Acquiror Sub or Acquiror New Hampshire Bank in connection with (i) the execution and delivery by the Acquiror and the Acquiror Sub of this Agreement and the consummation by the Acquiror of the transactions con-templated hereby and (ii) the execution and delivery by the Acquiror New Hampshire Bank of the Bank Merger Agreement and the consummation by the Acquiror New Hampshire Bank of the transactions contemplated thereby.











                   (d) As of the date hereof, neither the Acquiror nor Acquiror Sub is aware of any reasons relating to the Acquiror or any of its Subsidiaries (including without limitation Com-munity Reinvestment Act compliance) why all consents and ap-provals shall not be procured from all regulatory agencies hav-ing jurisdiction over the transactions contemplated by this Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement and (ii) the continuation by the Acquiror after the Effective Time of the business of each of the Acquiror and the Company as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Acquiror, could have a Mate-rial Adverse Effect on the Acquiror or the Company or materi-ally impair the value of the Company and the Bank to the Ac-quiror.

         4.6  Securities Documents and Regulatory Reports

                   (a) Since January 1, 1993, the Acquiror has timely filed with the Commission all Securities Documents required by the Securities Laws and such Securities Documents complied in all material respect with the Securities Laws and did not con-tain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circum-stances under which they were made, not misleading.

                   (b) Since January 1, 1993, the Acquiror, the Ac-quiror Sub and each Acquiror Subsidiary which is an insured depository institution under the FDIA has duly filed with the FRB, the OCC, the FDIC and the Superintendent, as the case may be, in correct form the reports required to be filed under ap-plicable laws and regulations and such reports were in all ma-terial respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In con-nection with the most recent examinations of the Acquiror or an Acquiror Subsidiary by the FRB, the OCC, the FDIC or the Super-intendent, neither the Acquiror nor any Acquiror Subsidiary was required to correct or change any action, procedure or proceed-ing which the Acquiror or the Acquiror Subsidiary believes has not been corrected or changed as required.

         4.7  Financial Statements

                   (a) The Acquiror has previously delivered or made available to the Company accurate and complete copies of the Acquiror Financial Statements which, in the case of the con-solidated statements of financial condition of the Acquiror as










         of December 31, 1994, 1993 and 1992 and the consolidated state-ments of operations, shareholders' equity and cash flows for each of the three years ended December 31, 1994, 1993 and 1992, are accompanied by the audit reports of KPMG Peat Marwick LLP, independent public accountants with respect to the Acquiror. The Acquiror Financial Statements referred to herein, as well as the Acquiror Financial Statements to be delivered pursuant to Section 5.7 hereof, fairly present or will fairly present, as the case may be, the consolidated financial condition of the Acquiror as of the respective dates set forth therein, and the consolidated results of operations, shareholders' equity and cash flows of the Acquiror for the respective periods or as of the respective dates set forth therein.

                   (b) Each of the Acquiror Financial Statements re-ferred to in Section 4.7(a) has been or will be, as the case may be, prepared in accordance with generally accepted account-ing principles consistently applied during the periods in-volved, except as stated therein. The audits of the Acquiror and the Acquiror Subsidiaries have been conducted in all mate-rial respects in accordance with generally accepted auditing standards. The books and records of the Acquiror and the Ac-quiror Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and all such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, as-sets, liabilities and affairs of the Acquiror and the Acquiror Subsidiaries.

                   (c) Except and to the extent (i) reflected, dis-closed or provided for in the consolidated statement of finan-cial condition of the Acquiror as of June 30, 1995 (including related notes) and (ii) of liabilities incurred since June 30, 1995 in the ordinary course of business, neither the Acquiror nor any Acquiror Subsidiary has any liabilities, whether abso-lute, accrued, contingent or otherwise, material to the finan-cial condition, results of operations or business of the Ac-quiror on a consolidated basis.

         4.8  Material Adverse Change

                   Since June 30, 1995, (i) the Acquiror and the Ac-quiror Subsidiaries which are Significant Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement and the transactions contemplated hereby) and
         (ii) no event has occurred or circumstance arisen that, indi-vidually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Acquiror.










         4.9  Environmental Matters

                   (a) To the best of the Acquiror's knowledge, the Acquiror and the Acquiror Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Envi-ronmental Law which would not, singly or in the aggregate, have a Material Adverse Effect on the Acquiror. Neither the Ac-quiror nor any Acquiror Subsidiary has received any communica-tion alleging that the Acquiror or any Acquiror Subsidiary is not in such compliance and, to the best knowledge of the Ac-quiror, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

                   (b) To the best of the Acquiror's knowledge, none of the properties owned, leased or operated by the Acquiror or the Acquiror Subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or li-abilities which would not singly or in the aggregate have a Material Adverse Effect on the Acquiror.

                   (c) Except as Previously Disclosed, to the best of the Acquiror's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Acquiror or any Acquiror Subsid-iary or against any person or entity whose liability for any Environmental Claim the Acquiror or any Acquiror Subsidiary has or may have retained or assumed either contractually or by op-eration of law, except such which would not have a Material Adverse Effect on the Acquiror.

         4.10  Tax Matters

                   The Acquiror and the Acquiror Subsidiaries, and each of their predecessors, have timely filed all federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns and withholding and employment tax returns) and have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the pay-ment of, all taxes required to be paid in respect of the peri-ods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to










         the Effective Time. Neither the Acquiror nor any of the Ac-quiror Subsidiaries will have any material liability for any such taxes in excess of the amounts so paid or reserves or ac-cruals so established. Except as Previously Disclosed, as of the date hereof, no audit, examination or deficiency or refund litigation with respect to any federal, state and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property and other tax returns filed by the Acquiror and the Acquiror Subsidiaries is pending or, to the best of the Acquiror's knowledge, threatened.

         4.11  Legal Proceedings

                   There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the best knowledge of the Acquiror threatened against the Acquiror or any Acquiror Subsidiary or against any asset, interest or right of the Acquiror or any Acquiror Subsidiary, or against any officer, director or employee of any of them that in any such case, if decided adversely, would have a Material Adverse Effect on the Acquiror. Neither the Acquiror nor any of the Acquiror Subsidiaries is a party to any order, judgment or de-cree which has or could reasonably be expected to have a Mate-rial Adverse Effect on the Acquiror.

         4.12  Compliance with Laws

                   (a) Each of the Acquiror and each of the Acquiror Subsidiaries has all permits, licenses, certificates of author-ity, orders and approvals of, and has made all filings, ap-plications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently being conducted and the absence of which could reasonably be expected to have a Material Adverse Effect on the Acquiror;
         all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of the Acquiror, no suspension or cancellation of any of the same is threatened.

                   (b) Neither the Acquiror nor any of the Acquiror Subsidiaries is in violation of its respective Articles of In-corporation, Charter or other chartering instrument or Bylaws, or of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limi-tation, all banking (including without limitation all regula-tory capital requirements), securities, municipal securities, safety, health, environmental, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules









         and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency, any of which violations or defaults could reasonably be expected to have a Material Adverse Effect on the Acquiror; and neither the Acquiror nor any Acquiror Subsidiary has received any notice or communication from any federal, state or local governmental authority asserting that the Acquiror or any Ac-quiror Subsidiary is in violation of any of the foregoing which could reasonably be expected to have a Material Adverse Effect on the Acquiror. Neither the Acquiror nor any Acquiror Subsid-iary is subject to any regulatory or supervisory cease and de-sist order, agreement, written directive, memorandum of under-standing or written commitment (other than those of general applicability to all banks, savings associations or holding companies thereof, as applicable, issued by governmental au-thorities), and none of them has received any written com-munication requesting that it enter into any of the foregoing.

         4.13  Certain Information

                   None of the information relating to the Acquiror and the Acquiror Subsidiaries to be included or incorporated by reference in (i) the Form S-4 will, at the time the Form S-4 and any amendment thereto becomes effective under the Securi-ties Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement, as of the date(s) such Proxy Statement is mailed to shareholders of the Acquiror and the Company and up to and including the date(s) of the meetings of shareholders to which such Proxy Statement re-lates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement mailed by the Acquiror to sharehold-ers of the Company and the Acquiror in connection with the meetings of shareholders at which this Agreement will be con-sidered by such shareholders will comply as to form in all ma-terial respects with the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

         4.14  Employee Benefit Plans

                   (a) The Acquiror has Previously Disclosed all stock option, employee stock purchase and stock bonus plans, quali-fied pension or profit-sharing plans, any deferred compensa-tion, consultant, bonus or group insurance contract or any









         other incentive, welfare or employee benefit plan or agreement maintained for the benefit of employees or former employees of the Acquiror or any Acquiror Subsidiary (the "Acquiror Employee Plans").

                   (b) None of the Acquiror, any Acquiror Subsidiary, any pension plan maintained by any of them and qualified under
         Section 401 of the Code or, to the best of the Acquiror's knowledge, any fiduciary of such plan has incurred any material liability to the PBGC or the Internal Revenue Service with re-spect to any employees of the Acquiror or any Acquiror Subsid-iary. To the best of the Acquiror's knowledge, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan.

                   (c) Neither the Acquiror nor any Acquiror Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA).

                   (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Acquiror Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) (a "Acquiror Pension Plan") which is intended to qualify under Section 401 of the Code to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of the Acquiror's knowledge, is threatened to be revoked and the Acquiror does not know of any ground on which such revocation may be based. Neither the Acquiror nor any Acquiror Subsidiary has any liability under any such plan that is not reflected on the consolidated state-ment of financial condition of the Acquiror at June 30, 1995 included in the Acquiror Financial Statements, other than li-abilities incurred in the ordinary course of business in con-nection therewith subsequent to the date thereof.

                   (e) To the best of the Acquiror's knowledge, no pro-hibited transaction (which shall mean any transaction prohib-ited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Acquiror Employee Plan which would result in the imposi-tion, directly or indirectly, of a material excise tax under
         Section 4975 of the Code or otherwise have a Material Adverse Effect on the Acquiror.

                   (f) Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be









         so made (or proper accruals will be so established) of all con-tributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Ac-quiror Employee Plan or ERISA; no accumulated funding defi-ciency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Acquiror Pension Plan, and there is no "unfunded current li-ability" (as defined in Section 412 of the Code) with respect to any Acquiror Pension Plan.

                   (g) To the best of the Acquiror's knowledge, the Acquiror Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

                   (h) There are no pending or, to the best knowledge of the Acquiror, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Acquiror Employee Plans or any trust related thereto or any fiduciary thereof.

         4.15  Certain Contracts

                   Neither the Acquiror nor any Acquiror Subsidiary is in default or in non-compliance, which default or non-compliance could reasonably be expected to have a Material Ad-verse Effect on the Acquiror, under any contract, agreement, commitment, arrangement, lease, insurance policy or other in-strument to which it is a party or by which its assets, busi-ness or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

         4.16  Brokers and Finders

                   Except as Previously Disclosed, neither the Acquiror nor any Acquiror Subsidiary, nor any of their respective direc-tors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or com-missions in connection with the transactions contemplated hereby.

         4.17  Insurance

                   The Acquiror and each Acquiror Subsidiary is insured for reasonable amounts with financially sound and reputable









         insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insur-ance required by applicable laws and regulations.

         4.18  Properties

                   All real and personal property owned by the Acquiror or each Acquiror Subsidiary which is a Significant Subsidiary or presently used by any of them in its respective business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with their past practices. The Acquiror has good and marketable title free and clear of all liens, en-cumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the material properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Ac-quiror as of June 30, 1995 included in the Acquiror Financial Statements or acquired after such date, except (i) liens for current taxes not yet due or payable (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the consolidated statement of financial condition of the Acquiror as of June 30, 1995 included in the Acquiror Financial Statements. All real and personal property which is material to the Acquiror's busi-ness on a consolidated basis and leased or licensed by the Ac-quiror or an Acquiror Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

         4.19  Labor

                   No work stoppage involving the Acquiror or an Ac-quiror Subsidiary which is a Significant Subsidiary is pending or, to the best knowledge of the Acquiror, threatened. Neither the Acquiror nor any Acquiror Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees which could have a Material Adverse Effect on the Acquiror. Employees of the Acquiror and any Acquiror Subsidiary are not represented by any labor union nor are any collective bargain-ing agreements otherwise in effect with respect to such employ-ees, and to the best of the Acquiror's knowledge, there have been no efforts to unionize or organize any employees of the Acquiror or any Acquiror Subsidiary during the past five years.










         4.20  Required Vote; Acquiror Rights Agreement

                   (a) A majority of the total votes cast on the pro-posal by the holders of the issued and outstanding shares of Acquiror Common Stock is necessary to approve this Agreement and the transactions contemplated hereby on behalf of the Ac-quiror.

                   (b) There is no Acquiring Person, and none of a Stock Acquisition Date, a Distribution Date or a Triggering Event has occurred, in each case as such terms are defined in the Acquiror Rights Agreement.

         4.21  Accounting for the Merger; Reorganization

                   As of the date hereof, neither the Acquiror nor any Acquiror Subsidiary has any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under generally accepted accounting principles or (ii) as a reorganization under Section 368(a) of the Code.

         4.22  Disclosures

                   None of the representations and warranties of the Acquiror or any of the written information or documents fur-nished or to be furnished by the Acquiror to the Company in connection with or pursuant to this Agreement or the consumma-tion of the transactions contemplated hereby, when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.


                                    ARTICLE V

                                    COVENANTS

         5.1  Reasonable Best Efforts

                   Subject to the terms and conditions of this Agree-ment, each of the Company, the Acquiror and the Acquiror Sub shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit consummation of the Merger and the Bank Merger as promptly as reasonably practicable and to other-wise enable consummation of the transactions contemplated hereby, and shall cooperate fully with the other party or par-ties hereto to that end.









         5.2  Shareholder Meetings

                   Each of the Acquiror and the Company shall take all action necessary to properly call and convene a meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon this Agreement and the transactions con-templated hereby. The Board of Directors of the Acquiror and the Board of Directors of the Company will recommend that the shareholders of the Acquiror and the Company, respectively, approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change any such recommendation, if such Board of Directors, after hav-ing consulted with and considered the advice of outside coun-sel, has determined that the making of such recommendation, or the failure to withdraw, modify or change such recommendation, would constitute a breach of the fiduciary duties of such di-rectors under applicable law.

         5.3  Regulatory Matters

                   (a) The parties hereto shall promptly cooperate with each other in the preparation and filing of the Form S-4, in-cluding the Proxy Statement. Each of the Acquiror and the Com-pany shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Acquiror and the Company each shall thereafter promptly mail the Proxy Statement to its respective shareholders. The Acquiror also shall use its rea-sonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the issuance of Acquiror Common Stock pursuant to the Merger and all other transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Com-pany and the holders of the Company Common Stock as may be rea-sonably requested in connection with any such action.

                   (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applica-tions, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Bank Merger). The Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of informa-tion, all the information which appears in any filing made with









         or written materials submitted to any third party or any Gov-ernmental Entity in connection with the transactions contem-plated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will con-sult with each other with respect to the obtaining of all per-mits, consents, approvals and authorizations of all third par-ties and Governmental Entities necessary or advisable to con-summate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of mat-ters relating to completion of the transactions contemplated herein.

                   (c) The Acquiror and the Company shall, upon re-quest, furnish each other with all information concerning them-selves, their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably neces-sary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of the Acquiror, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated hereby.

                   (d) The Acquiror and the Company shall promptly fur-nish each other with copies of written communications received by the Acquiror or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the trans-actions contemplated hereby.

         5.4  Investigation and Confidentiality

                   (a) Each party shall permit the other party and its representatives reasonable access to its properties and person-nel, and shall disclose and make available to such other party all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of it and its Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any com-mittees thereof) and shareholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, loan files, plans affecting employees, and any other business activities or prospects in which the other party may have a reasonable interest, provided that such access shall be reasonably related to the transactions contemplated hereby and, in the reasonable opinion of the respective parties providing such access, not unduly interfere with normal operations. Each










         party and its Subsidiaries shall make their respective direc-tors, officers, employees and agents and authorized representa-tives (including counsel and independent public accountants) available to confer with the other party and its representa-tives, provided that such access shall be reasonably related to the transactions contemplated hereby and shall not unduly in-terfere with normal operations.

                   (b) All information furnished previously in connec-tion with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the transactions contemplated hereby and, if such transactions shall not occur, the party receiving the information shall re-turn to the party which furnished such information all docu-ments or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confiden-tial all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for five years from the date the proposed trans-actions are abandoned but shall not apply to (i) any informa-tion which (x) the party receiving the information can estab-lish by convincing evidence was already in its possession prior to the disclosure thereof by the party furnishing the informa-tion; (y) was then generally known to the public; or (z) became known to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal require-ment or in accordance with an order of a court of competent jurisdiction, provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten business days prior notice thereof.

         5.5  Press Releases

                   The Acquiror and the Company shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, and consult with each other as to the form and substance of other public disclosures which may relate to the transactions contem-plated by this Agreement, provided, however, that nothing con-tained herein shall prohibit either party, following notifica-tion to the other party, from making any disclosure which is required by law or regulation.














         5.6  Business of the Parties

                   (a) During the period from the date of this Agree-ment and continuing until the Effective Time, except as ex-pressly contemplated or permitted by this Agreement or with the prior written consent of the Acquiror, the Company and the Bank shall carry on their respective businesses in the ordinary course consistent with past practice. The Company will use all reasonable efforts to (x) preserve its business organization and that of the Bank intact, (y) keep available to itself and the Acquiror the present services of the employees of the Com-pany and the Bank and (z) preserve for itself and the Acquiror the goodwill of the customers of the Company and the Bank and others with whom business relationships exist. Without limit-ing the generality of the foregoing, except with the prior written consent of the Acquiror, as expressly contemplated hereby or as Previously Disclosed as of the date hereof, be-tween the date hereof and the Effective Time, the Company shall not, and shall cause the Bank not to:

                      (i)  declare, set aside, make or pay any
              dividend or other distribution (whether in cash, stock or property or any combination thereof) in re-spect of the Company Common Stock, except for regular quarterly cash dividends at a rate per share of Com-pany Common Stock not in excess of $.18 per share, which shall have the same record and payment dates as the record and payment dates relating to dividends on the Acquiror Common Stock (as Previously Disclosed by the Acquiror), it being the intention of the parties that the shareholders of the Company receive divi-dends for any particular quarter on either the Com-pany Common Stock or the Acquiror Common Stock but not both, provided, however, that if the Effective Time does not occur prior to the record date for the dividend which relates to the second quarter of 1996 (on or about August 2, 1996), the regular per share quarterly dividend on the Company Common Stock for such quarter (and any subsequent quarterly dividends prior to the Effective Time) may be increased to up to $.20 per share, and further provided that nothing contained herein shall be deemed to affect the abil-ity of the Bank to pay dividends on its common stock to the Company;

                     (ii)  issue any shares of its capital stock,
              other than pursuant to the Company Stock Option Agreement, or issue, grant, modify or authorize any Rights, other than the Company Stock Option Agree-ment; purchase any shares of Company Common Stock; or










              effect any recapitalization, reclassification, stock dividend, stock split or like change in capitaliza-tion;

                    (iii)  amend its Articles of Agreement, Cer-
              tificate of Incorporation or Bylaws; impose, or suf-fer the imposition, on any share of stock held by the Company in the Bank of any material lien, charge or encumbrance or permit any such lien, charge or encum-brance to exist; or waive or release any material right or cancel or compromise any material debt or claim;

                     (iv) increase the rate of compensation of any of its directors, officers or employees, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to, any of its directors, officers or employees, except (i) as may be required pursuant to binding commitments existing on the date hereof and (ii) such as may be granted in the ordinary course of business consistent with past practice;

                      (v)  except as Previously Disclosed, enter
              into or, except as may be required by law, modify any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, supplemental retirement, con-sulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or ar-rangement, or any trust agreement related thereto, in respect of any of its directors, officers or employ-ees; or make any contributions to the Company's de-fined benefit Pension Plan not in the ordinary course of business consistent with past practice;

                     (vi)  enter into (w) any agreement, arrange-
              ment or commitment not made in the ordinary course of business, (x) any agreement, indenture or other in-strument relating to the borrowing of money by the Company or the Bank or guarantee by the Company or the Bank of any such obligation, except in the case of the Bank for deposits, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (y) any agreement, arrangement or commit-ment relating to the employment of an employee, or, except as contemplated by Section 5.10(b) hereof, amend any such existing agreement, arrangement or commitment, provided that the Company and the Bank










              may employ an employee if necessary to operate the business of the Company or the Bank in the ordinary course of business consistent with past practice and if the employment of such employee is terminable by the Company or the Bank at will without liability, other than as required by law; or (z) any contract, agreement or understanding with a labor union;

                    (vii) change its method of accounting in ef-fect for the year ended December 31, 1994, except as required by changes in laws or regulations or gener-ally accepted accounting principles, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the year ended December 31, 1994, except as required by changes in laws or regulations;

                   (viii) make any capital expenditures in excess of $100,000 individually or $250,000 in the ag-gregate, other than pursuant to binding commitments existing on the date hereof and other than expendi-tures necessary to maintain existing assets in good repair;

                     (ix)  file any applications or make any con-
              tract with respect to branching or site location or relocation;

                      (x)  acquire in any manner whatsoever (other
              than to realize upon collateral for a defaulted loan) any business or entity;

                     (xi) enter into any futures contract, option contract, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest (other than for-ward commitments to sell loans in the ordinary course of business);

                    (xii) enter or agree to enter into any agree-ment or arrangement granting any preferential right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assign-ment of any such assets or rights;












                   (xiii) take any action that would prevent or impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally ac-cepted accounting principles or (B) as a reorganiza-tion within the meaning of Section 368 of the Code, provided, however, that nothing contained herein shall limit the ability of the Company to exercise its rights under the Acquiror Stock Option Agreement;

                    (xiv) take any action that would result in any of the representations and warranties of the Company contained in this Agreement not to be true and cor-rect in any material respect at the Effective Time; or

                     (xv)  agree to do any of the foregoing.

                   (b) During the period from the date of this Agree-ment and continuing until the Effective Time, except as ex-pressly contemplated or permitted by this Agreement or with the prior written consent of the Company, the Acquiror and the Ac-quiror Subsidiaries which are Significant Subsidiaries shall carry on their respective businesses in the ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations and rela-tionships. Without limiting the generality of the foregoing, except with the prior written consent of the Company or as ex-pressly contemplated hereby, between the date hereof and the Effective Time, the Acquiror shall not, and shall cause each Acquiror Subsidiary which is a Significant Subsidiary not to:

                      (i)  declare, set aside, make or pay any
              dividend or other distribution (whether in cash, stock or property or any combination thereof) in re-spect of the Acquiror Common Stock, except for regu-lar quarterly cash dividends which are not in excess of $.20 per share of Acquiror Common Stock, provided, however, that nothing contained herein shall be deemed to affect the ability of the Acquiror's bank-ing subsidiaries to pay dividends on their respective common stocks to the Acquiror;

                     (ii) issue any shares of its capital stock or issue, grant, modify or authorize any Rights, other than in each case pursuant to (i) Rights granted pur-suant to the Acquiror Employee Stock Benefit Plans,
              (ii) the Acquiror Rights Agreement, (iii) the Ac-quiror Stock Option Agreement or (iv) any acquisition to the extent permitted under subsection (v) below;











                    (iii)  effect any recapitalization, reclas-
              sification, stock split or like change in capitaliza-tion;

                     (iv)  amend its Articles of Incorporation,
              Charter or other governing instrument or Bylaws in a manner which would adversely affect in any manner the terms of the Acquiror Common Stock or the ability of the Acquiror to consummate the transactions contem-plated hereby;

                      (v) except as Previously Disclosed, make any acquisition (including acquisitions of branch offices and related deposit liabilities) or take any other action that individually or in the aggregate could materially adversely affect the ability of the Ac-quiror to consummate the transactions contemplated hereby in a reasonably timely manner;

                     (vi)  take any action that would prevent or
              impede the Merger from qualifying (A) for pooling-of-interests accounting treatment under generally ac-cepted accounting principles or (B) as a reorganiza-tion within the meaning of Section 368 of the Code; provided, however, that nothing contained herein shall limit the ability of the Acquiror to exercise its rights under the Company Stock Option Agreement;

                    (vii) take any action that would result in any of the representations and warranties of the Acquiror contained in this Agreement not to be true and cor-rect in any material respect at the Effective Time; or

                   (viii)  agree to do any of the foregoing.

                   (c) Neither the Company nor the Acquiror shall, and each of them shall cause its respective Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any ne-gotiations or discussions concerning, any acquisition, lease or purchase of all or a substantial portion of the assets of, or any equity interest in, such party or any of its Significant Subsidiaries (other than in the case of the Company with the Acquiror or an affiliate thereof and in the case of the Ac-quiror as permitted by Section 5.6(b)(v) hereof), provided, however, that the Board of Directors of the Company or the Ac-quiror, on behalf of the Company and the Acquiror, respec-tively, may furnish such information or participate in such negotiations or discussions if such Board of Directors, after









         having consulted with and considered the advice of outside counsel, has determined that the failure to do the same would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws, and provided further that any such actions may only be taken by the Board of Direc-tors following expiration of the period referred to in Section 7.1(g) hereof unless otherwise required by the fiduciary duties of its members as determined above. Each of the Company and the Acquiror will promptly inform the other party of any such request for information or of any such negotiations or discus-sions, as well as instruct its and its Significant Subsidiar-ies' directors, officers, representatives and agents to refrain from taking any action prohibited by this Section 5.6(c).

         5.7  Current Information

                   During the period from the date of this Agreement to the Effective Time, each party shall, upon the request of the other party, cause one or more of its designated representa-tives to confer on a monthly or more frequent basis with repre-sentatives of the other party regarding its financial condi-tion, operations and business and matters relating to the completion of the transactions contemplated hereby. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year end-ing December 31), the Company and the Acquiror will deliver to the other party its quarterly report on Form 10-Q under the Exchange Act, and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, the Company and the Acquiror will deliver to the other party its Annual Report on Form 10-K. Within 25 days after the end of each month, the Company and the Acquiror will deliver to the other party a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with generally accepted accounting prin-ciples.

         5.8  Indemnification; Insurance

                   (a) From and after the Effective Time through the sixth anniversary of the Effective Time, the Acquiror (the "In-demnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of the Com-pany or the Bank determined as of the Effective Time (the "In-demnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in con-nection with any claim, action, suit, proceeding or investiga-tion, whether civil, criminal, administrative or investigative,









         arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent to which such Indemnified Parties were entitled under (i) the Articles of Agreement, Certificate of Incorporation and Bylaws of the Com-pany and the Bank and (ii) each Director Indemnity Agreement which has been Previously Disclosed pursuant to Section 3.15 hereof, in each case as in effect on the date hereof.

                   (b) Any Indemnified Party wishing to claim indemni-fication under Section 5.8(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly no-tify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether aris-ing before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indem-nifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as state-ments therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not ex-ceed one firm in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest), (ii) the Indemnified Parties will coop-erate in the defense of any such matter and (iii) the Indemni-fying Party shall not be liable for any settlement effected without its prior written consent. In the event of any con-flict between this Section 5.8(b) and any of the above-mentioned Director Indemnity Agreements, the terms of the Di-rector Indemnity Agreement shall control.

                   (c) The Acquiror shall cause the Company to maintain the Company's existing directors' and officers' liability in-surance policy (or a policy providing coverage on substantially the same terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently cov-ered by such insurance policy maintained by the Company for a period of three years following the Effective Time.











                   (d) In the event that the Acquiror or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the suc-cessors and assigns of such entity shall assume the obligations set forth in this Section 5.8, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

         5.9  Certain Directors and Officers

                   (a) The Acquiror agrees to take all action necessary to appoint or elect, effective as of the Effective Time, Davis
         P. Thurber and Paul R. Shea as directors of the Acquiror. Such persons shall serve until the first annual meeting of share-holders of the Acquiror following the Effective Time and until their successors are elected and qualified. The Acquiror shall include such persons on the list of nominees for director pre-sented by the Board of Directors of the Acquiror and for which said Board shall solicit proxies at the first annual meeting of shareholders of the Acquiror following the Effective Time, which persons shall be nominated for three-year terms, or if necessary in an individual case to ensure that the number of directors in each class of directors of the Acquiror is as nearly equal in number as possible, a two-year term. During the one-year period following the Effective Time, the Acquiror agrees to consider for election to its Board of Directors a nominee who is a resident of the State of New Hampshire and recommended by the Board of Directors of the Surviving Corpora-tion.

                   (b) The Acquiror shall cause the Company and the Bank, as necessary in accordance with their respective Bylaws, to elect Paul R. Shea as President and Chief Executive Officer of the Company and the Bank until the earlier of his retirement and the date he attains age 65.

         5.10  Benefit Plans and Arrangements

                   (a) As soon as administratively practicable after the Effective Time, the Acquiror shall take all reasonable ac-tion so that employees of the Company and the Bank shall be entitled to participate in the Acquiror Employee Plans of gen-eral applicability, and until such time the Company Employee Plans shall remain in effect, provided that no employee of the Company or the Bank who becomes an employee of the Acquiror and










         subject to the Acquiror's medical insurance plans shall be ex-cluded coverage thereunder on the basis of a preexisting condi-tion that was not also excluded under the Company's medical insurance plans, except to the extent such preexisting condi-tion was excluded from coverage under the Company's medical insurance plans, in which case this Section 5.10(a) shall not require coverage for such preexisting condition. For purposes of determining eligibility to participate in and the vesting of benefits under the Acquiror Employee Plans, the Acquiror shall recognize years of service with the Company and the Bank as such service is recognized by the Company and the Bank.

                   (b) Following the Merger, the Acquiror shall, or shall cause the Surviving Corporation to, assume and satisfy any obligations with respect to, (i) the Amended and Restated Agreement as to Future Employment between the Company and each of Davis P. Thurber, Paul R. Shea and Gregory D. Landroche, as Previously Disclosed pursuant to Section 3.15 hereof and as modified by the letter agreements dated as of the date hereof among the Acquiror, the Company and each of Messrs. Thurber, Shea and Landroche, and (ii) the Company's Executive Excess Benefit Plan as it relates to the rights of Messrs. Thurber, Shea and Landroche thereunder.

         5.11  Accountants' Letters

                   Each of the Company and the Acquiror shall use its reasonable best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Form S-4, a letter of its respective independent public accountants, dated (i) the date on which the Form S-4 shall become effective and (ii) a date shortly prior to the Effective Time, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with State-ment of Accounting Standards No. 72.

         5.12  Certain Policies; Integration

                   (a) If requested by the Acquiror, on the business day immediately prior to the Effective Time, the Company shall, consistent with generally accepted accounting principles, es-tablish such additional accruals and reserves as may be neces-sary to conform the Company's accounting and credit loss re-serve practices and methods to those of the Acquiror (as such practices and methods are to be applied to the Company or its Subsidiaries from and after the Effective Time) and reflect the Acquiror's plans with respect to the conduct of the Company's business following the Merger and to provide for the costs and expenses relating to the consummation by the Company of the









         transactions contemplated by this Agreement; provided, however, that the Company shall not be required to take such action (i) if such action is prohibited by applicable law or (ii) unless the Acquiror informs the Company that it has no reason to be-lieve that all conditions to the Acquiror's obligations to con-summate the transactions contemplated by this Agreement set forth in Article VI hereof will not be satisfied or waived.
         The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of the Company contained in this Agreement. Nothing contained in this Section 5.12(a) shall be deemed to modify the Company's obligations under the letter agreements referred to in Section 5.10(b)(i) hereof.

                   (b) During the period from the date of this Agree-ment to the Effective Time, the Company shall, and shall cause its directors, officers and employees to, cooperate with and assist the Company in the formulation of a plan of integration for the Acquiror and the Company and their respective banking subsidiaries.

         5.13  Restrictions on Resale

                   (a) The Company has Previously Disclosed to the Ac-quiror, and the Acquiror has Previously Disclosed to the Com-pany, a schedule of each person that, to the best of its knowl-edge, is deemed to be an "affiliate" of the Company and the Acquiror, respectively (each an "Affiliate"), as that term is used in Rule 145 under the Securities Act or Accounting Series Releases 130 and 135 of the Commission.

                   (b) Each of the Company and the Acquiror shall use its reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company and the Acquiror, re-spectively, to execute and deliver to the Acquiror on or before the date of the mailing of the Proxy Statement an agreement in the form of Exhibit D and Exhibit E, respectively.

                   (c) If requested by an Affiliate of the Company in connection with a proposed sale of Acquiror Common Stock which in the reasonable judgment of the Acquiror cannot be effected without jeopardizing the manner in which the Merger was ac-counted for under generally accepted accounting principles, the Surviving Corporation shall use its reasonable best efforts to publish as promptly as reasonably practicable but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income










         figures as contemplated by and in accordance with the terms of Accounting Series Release No. 135 of the Commission.

         5.14  Disclosure Supplements

                   From time to time prior to the Effective Time, each party shall promptly supplement or amend any materials Previ-ously Disclosed and delivered to the other party pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in mate-rials Previously Disclosed to the other party or which is nec-essary to correct any information in such materials which has been rendered materially inaccurate thereby; no such supplement or amendment to such materials shall be deemed to have modified the representations, warranties and covenants of the parties for the purpose of determining whether the conditions set forth in Article VI hereof have been satisfied.

         5.15  Failure to Fulfill Conditions

                   In the event that either of the parties hereto deter-mines that a condition to its respective obligations to consum-mate the transactions contemplated hereby cannot be fulfilled on or prior to the termination of this Agreement, it will promptly notify the other party or parties. Each party will promptly inform the other party or parties of any facts ap-plicable to it that would be likely to prevent or materially delay approval of the Merger or the Bank Merger by any Govern-mental Entity or third party or which would otherwise prevent or materially delay completion of the Merger or the Bank Merger.


                                    ARTICLE VI

                               CONDITIONS PRECEDENT

         6.1 Conditions Precedent - The Acquiror, the Acquiror Sub and the Company

                   The respective obligations of the Acquiror, the Ac-quiror Sub and the Company to effect the transactions contem-plated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time.

                   (a) All corporate action necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby shall have been duly and










         validly taken by the Acquiror and the Company, including ap-proval by the requisite vote of the respective shareholders of the Acquiror and the Company of this Agreement, and all corpo-rate and shareholder action necessary to authorize the execu-tion and delivery of the Bank Merger Agreement and consummation of the transactions contemplated thereby shall have been duly and validly taken by the Bank and the Acquiror New Hampshire Bank.

                   (b) All approvals and consents for the transactions contemplated hereby and the Bank Merger Agreement from the FRB, the FDIC, the OCC, the NHBTCI, the Bank Commissioner, the Su-perintendent and any other Governmental Entity the approval or consent of which is required for the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby shall have been received and all statutory waiting peri-ods in respect thereof shall have expired; and the Acquiror and the Company shall have procured all other approvals, consents and waivers of each person (other than the Governmental Enti-ties referred to above) whose approval, consent or waiver is necessary to the consummation of the Merger, the Bank Merger and the other transactions contemplated hereby and the failure of which to obtain would have the effects set forth in the fol-lowing proviso clause; provided, however, that no approval or consent referred to in this Section 6.1(b) shall be deemed to have been received if it shall include any condition or re-quirement that, individually or in the aggregate, would so ma-terially reduce the economic or business benefits of the trans-actions contemplated by this Agreement to the Acquiror that had such condition or requirement been known the Acquiror, in its reasonable judgment, would not have entered into this Agree-ment.

                   (c) None of the Acquiror, the Company or their re-spective Subsidiaries shall be subject to any statute, rule, regulation, injunction or other order or decree which shall have been enacted, entered, promulgated or enforced by any gov-ernmental or judicial authority which prohibits, restricts or makes illegal consummation of the Merger or the Bank Merger or any of the other transactions contemplated hereby.

                   (d) The Form S-4 shall have become effective under the Securities Act, and the Acquiror shall have received all state securities laws or "blue sky" permits and other authori-zations or there shall be exemptions from registration require-ments necessary to issue the Acquiror Common Stock in connec-tion with the Merger, and neither the Form S-4 nor any such permit, authorization or exemption shall be subject to a stop order or threatened stop order by the Commission or any state securities authority.









                   (e) The shares of Acquiror Common Stock to be issued in connection with the Merger shall have been approved for listing on the Nasdaq Stock Market's National Market.

                   (f) Each of KPMG Peat Marwick LLP, the Acquiror's independent public accountants, and Ernst & Young LLP, the Company's independent public accountants, shall have issued a letter dated as of the Effective Time, to the Acquiror and to the Company, respectively, to the effect that, based on a re-view of this Agreement and related agreements (including with-out limitation the agreements referred to in Section 5.13(b) hereof) and the facts and circumstances then known to it (in-cluding without limitation the number of Dissenting Shares, if any, in relation to the number of outstanding shares of Company Common Stock immediately prior to the Effective Time), the Merger shall be accounted for as a pooling-of-interests under generally accepted accounting principles.

                   (g) The Acquiror shall have received the written opinion of Elias, Matz, Tiernan & Herrick L.L.P. to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and the Company shall have received the written opinion of Wachtell, Lipton, Rosen & Katz to such effect and to the effect that (i) except for cash re-ceived in lieu of fractional share interests, holders of Com-pany Common Stock who receive Acquiror Common Stock in the Merger will not recognize income, gain or loss for federal in-come tax purposes, (ii) the basis of such Acquiror Common Stock will equal the basis of the Company Common Stock for which it is exchanged, and (iii) the holding period of such Acquiror Common Stock will include the holding period of the Company Common Stock for which it is exchanged, assuming that such stock is a capital asset in the hands of the holder thereof at the Effective Time. Each such opinion shall be based on such written representations from the Acquiror, the Company and oth-ers as such counsel shall reasonably request as to factual mat-ters.

         6.2  Conditions Precedent - The Company

                   The obligations of the Company to effect the transac-tions contemplated by this Agreement shall be subject to satis-faction of the following conditions at or prior to the Effec-tive Time unless waived by the Company pursuant to Section 7.4 hereof.

                   (a) The representations and warranties of the Ac-quiror as set forth in Article IV hereof shall be true and cor-rect as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the









         date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, how-ever, that notwithstanding anything herein to the contrary, this Section 6.2(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be so true and correct would have, individually or in the aggregate, a Material Adverse Effect on the Acquiror.

                   (b) The Acquiror shall have performed in all mate-rial respects all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Effective Time.

                   (c) The Acquiror shall have delivered to the Company a certificate, dated the date of the Closing and signed by its Chairman and President and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

                   (d) The Company shall have received the written opinions of Elias, Matz, Tiernan & Herrick L.L.P. and/or of Carol L. Mitchell, Esq., dated the date of the Closing, that collectively address the matters set forth in Exhibit F hereto.

                   (e) The Acquiror and the Acquiror Sub shall have furnished the Company with such certificates of its respective officers or others and such other documents to evidence ful-fillment of the conditions set forth in Sections 6.1 and 6.2 as such conditions relate to the Acquiror and the Acquiror Sub as the Company may reasonably request.

         6.3  Conditions Precedent - The Acquiror and the Acquiror Sub

                   The obligations of the Acquiror and the Acquiror Sub to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions at or prior to the Effective Time unless waived by the Acquiror or the Acquiror Sub pursuant to Section 7.4 hereof.

                   (a) The representations and warranties of the Com-pany set forth in Article III hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), provided, however, that notwithstanding anything herein to the contrary, this Sec-tion 6.3(a) shall be deemed to have been satisfied even if such representations or warranties are not true and correct unless the failure of any of the representations or warranties to be









         so true and correct would have, individually or in the ag-gregate, a Material Adverse Effect on the Company.

                   (b) The Company shall have performed in all material respects all obligations and covenants required to be performed by it pursuant to this Agreement and the letter agreements re-ferred to in Section 5.10(b)(i) hereof on or prior to the Ef-fective Time.

                   (c) The Company shall have delivered to the Acquiror a certificate, dated the date of the Closing and signed by its Chairman and President and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

                   (d) The Acquiror shall have received the written opinions of Wachtell, Lipton, Rosen & Katz and/or of Sheehan, Phinney, Bass + Green, P.A., dated the date of the Closing, that collectively address the matters set forth in Exhibit G hereto.

                   (e) The Company shall have furnished the Acquiror with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 as such conditions relate to the Com-pany as the Acquiror may reasonably request.


                                   ARTICLE VII

                        TERMINATION, WAIVER AND AMENDMENT

         7.1  Termination

                   This Agreement may be terminated:

                   (a) at any time on or prior to the Effective Time, by the mutual consent in writing of the parties hereto;

                   (b) at any time on or prior to the Effective Time, by the Acquiror or the Acquiror Sub in writing if the Company has, or by the Company in writing if the Acquiror or the Ac-quiror Sub has, in any material respect, breached (i) any mate-rial covenant or undertaking contained herein or (ii) any rep-resentation or warranty contained herein, in any case if such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time;











                   (c) at any time, by any party hereto in writing, if any of the applications for prior approval referred to in Sec-tion 5.3 hereof are denied or are approved in a manner which does not satisfy the requirements of Section 6.1(b) hereof, and the time period for appeals and requests for reconsideration has run;

                   (d) at any time, by any party hereto in writing, if the shareholders of the Acquiror or the Company do not approve this Agreement after a vote taken thereon at a meeting duly called for such purpose (or at any adjournment thereof), unless the failure of such occurrence shall be due to the failure of the party seeking to terminate to perform or observe in any material respect its agreements set forth herein to be per-formed or observed by such party at or before the Effective Time;

                   (e) by either the Company or the Acquiror in writing if the Effective Time has not occurred by the close of business on the first anniversary of the date hereof, provided that this right to terminate shall not be available to any party whose failure to perform an obligation in breach of such party's ob-ligations under this Agreement has been the cause of, or re-sulted in, the failure of the Merger and the other transactions contemplated hereby to be consummated by such date (the Ac-quiror and the Acquiror Sub being treated as a single entity for purposes of this Section 7.1(e));

                   (f) by the Company at any time during the ten-day period commencing with the Determination Date (as defined be-low) if the Average Closing Price (as defined below) shall be less than $16.00, subject, however, to the following three sen-tences. If the Company elects to exercise its termination right pursuant to this Section 7.1(f), it shall give written notice to the Acquiror (provided that such notice of election to terminate may be withdrawn at any time within the aforemen-tioned ten-day period). During the five-day period commencing with its receipt of such notice, the Acquiror shall have the option to increase the consideration to be received by the holders of the Company Common Stock hereunder by adjusting the Exchange Ratio to equal a number (calculated to the nearest one-thousandth) obtained by dividing (A) $32.00 by (B) the Av-erage Closing Price. If the Acquiror so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, where-upon no termination shall have occurred pursuant to this Sec-tion 7.1(f) and this Agreement shall remain in effect in ac-cordance with its terms (except as the Exchange Ratio shall have been so modified). For purposes of this Section 7.1(f),
         (i) the  term "Average Closing Price" means the average of the









         daily closing prices of a share of Acquiror Common Stock, as reported by the Nasdaq Stock Market's National Market (as re-ported in The Wall Street Journal or, if not reported thereby, another authoritative source) during the period of 20 consecu-tive trading days ending on the Determination Date and (ii) the term "Determination Date" means the date on which the approval of the FRB for consummation of the Merger is received; and

                   (g) by the Company or the Acquiror, as applicable, if during the nine-day period following the date of this Agree-ment it provides written notice to the other party to the ef-fect that as a result of the due diligence review of such other party during such period it reasonably believes that the condi-tion to the terminating party's obligations set forth in Sec-tion 6.2(a) or Section 6.3(a), as applicable, cannot be satis-fied as of the date of this Agreement and describes to the other party in reasonable detail the basis for such determi-nation.

         7.2  Effect of Termination

                   In the event that this Agreement is terminated pursu-ant to Section 7.1 hereof, this Agreement shall become void and have no effect, except that (i) the provisions relating to con-fidentiality and expenses set forth in Section 5.4 and Section 8.1, respectively, and this Section 7.2 shall survive any such termination and (ii) a termination pursuant to Section 7.1(b),
         (d) or (e) shall not relieve the breaching party from liability for willful breach of any covenant, undertaking, representation or warranty giving rise to such termination.

         7.3  Survival of Representations, Warranties and Covenants

                   All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time other than covenants that by their terms are to be performed after the Effective Time (including without limitation the covenants set forth in Sections 5.8, 5.9 and
         5.10 hereof), provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive the Acquiror, the Acquiror Sub or the Company (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any person, including, without limita-tion, any shareholder or former shareholder of either the Ac-quiror or the Company.












         7.4  Waiver

                   Each party hereto by written instrument signed by an executive officer of such party, may at any time (whether be-fore or after approval of this Agreement by the shareholders of the Acquiror and the Company) extend the time for the perfor-mance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of the other party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) com-pliance with any of the covenants, undertakings or agreements of the other party, (iii) to the extent permitted by law, sat-isfaction of any of the conditions precedent to its obligations contained herein or (iv) the performance by the other party of any of its obligations set forth herein, provided that any such waiver granted, or any amendment or supplement pursuant to Sec-tion 7.5 hereof executed after shareholders of the Acquiror or the Company have approved this Agreement shall not modify ei-ther the amount or form of the consideration to be provided hereby to the holders of Company Common Stock upon consummation of the Merger or otherwise materially adversely affect such shareholders without the approval of the shareholders who would be so affected.

         7.5  Amendment or Supplement

                   This Agreement may be amended or supplemented at any time by mutual agreement of the Acquiror, the Acquiror Sub and the Company, subject to the proviso to Section 7.4 hereof. Any such amendment or supplement must be in writing and authorized by their respective Boards of Directors.


                                   ARTICLE VIII

                                  MISCELLANEOUS

         8.1  Expenses

                   Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing the Form S-4 and the registration fee to be paid to the Commission in connection therewith shall be shared equally between the Company and the Acquiror.













         8.2  Entire Agreement

                   This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective suc-cessors. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors, any rights, remedies, obligations or liabilities other than as set forth in Sections 5.8, 5.9 (other than the last sentence of paragraph (a) thereof) and 5.10(b) hereof.

         8.3  No Assignment

                   None of the parties hereto may assign any of its rights or obligations under this Agreement to any other person.

         8.4  Notices

                   All notices or other communications which are re-quired or permitted hereunder shall be in writing and suf-ficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

                   If to the Acquiror or the Acquiror Sub:

                        Peoples Heritage Financial Group, Inc.
                        One Portland Square
                        Portland, Maine 04112-9540
                        Attn:  William J. Ryan
                               Chairman, President and Chief
                                 Executive Officer
                        Fax:  207-761-8587

                   With a required copy to:

                        Elias, Matz, Tiernan & Herrick L.L.P.
                        734 15th Street, N.W.
                        Washington, DC  20005
                        Attn:  Gerard L. Hawkins, Esq.
                        Fax:  202-347-2172












                   If to the Company:

                        Bank of New Hampshire Corporation
                        300 Franklin Street
                        Manchester, New Hampshire 03101
                        Attn:  Davis P. Thurber
                               Chairman and President
                        Fax:  603-645-0026

                   With a required copy to:

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52nd Street
                        New York, New York 10019-6150
                        Attn:  Craig M. Wasserman
                        Fax:  212-403-2000

                               and

                        Sheehan, Phinney, Bass + Green, P.A.
                        1000 Elm Street
                        P.O. Box 3701
                        Manchester, New Hampshire 03105-3701
                        Attn:  Robert B. Field, Jr.
                        Fax:  603-668-0300

         8.5  Alternative Structure

                   Notwithstanding any provision of this Agreement to the contrary, the Acquiror may, with the written consent of the Company, which shall not be unreasonably withheld, elect, sub-ject to the filing of all necessary applications and the re-ceipt of all required regulatory approvals, to modify the structure of the acquisition of the Company and the Bank set forth herein (including without limitation restructuring the Bank Merger so that the Bank merges with and into the Acquiror New Hampshire Bank or delaying the Bank Merger), provided that
         (i) the federal income tax consequences of any transactions created by such modification shall not be other than those set forth in Section 6.1(g) hereof, (ii) any such modification will not jeopardize pooling-of-interests accounting treatment, (iii) the consideration to be paid to the holders of the Company Com-mon Stock is not thereby changed in kind or reduced in amount as a result of such modification and (iv) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or any other condition to the obligations of the Acquiror and the Acquiror Sub set forth in Sections 6.1 and 6.3 hereof.











         8.6  Interpretation

                   The captions contained in this Agreement are for ref-erence purposes only and are not part of this Agreement.

         8.7  Counterparts

                   This Agreement may be executed in any number of coun-terparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         8.8  Governing Law

                   This Agreement shall be governed by and construed in accordance with the laws of the State of Maine applicable to agreements made and entirely to be performed within such juris-diction.









































                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly autho-rized, all as of the day and year first above written.


                                            PEOPLES HERITAGE FINANCIAL
         Attest:                              GROUP, INC.



         /s/ Peter J. Verrill               By:/s/ William J. Ryan
         Name:   Peter J. Verrill           Name:   William J. Ryan
         Title:  Senior Executive Vice      Title:  Chairman, President
                   President and Chief                and Chief Executive
                   Financial Officer                  Officer



                                            FIRST COASTAL BANKS, INC.
         Attest:



         /s/ John E. Menario                By:/s/ Norman E. Bilodeau
         Name:   John E. Menario            Name:   Norman E. Bilodeau
         Title:  Director                   Title:  President and Chief
                                                      Executive Officer



                                            BANK OF NEW HAMPSHIRE
         Attest:                              CORPORATION



         /s/ Paul R. Shea                   By:/s/ Davis P. Thurber
         Name:   Paul R. Shea               Name:   Davis P. Thurber
         Title:  Senior Executive Vice      Title:  Chairman and President
                   President











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